2015 Management Incentive Plan (MIP)

I.	Purpose

The 2015 MIP is designed to provide an incentive for key members of the MiMedx Group, Inc. (“MiMedx” or “Company”) management team to exceed the 2015 Business Plan and reward those management team members with deserving performance.

The goals of the 2015 MIP are:

1.	To increase shareholder value.

2.	To achieve and exceed the MiMedx 2015 Business Plan.

3.	To reward key individuals for demonstrated performance that is sustained throughout the year.

4.	To enhance the Company’s ability to be competitive in the marketplace for executive talent, and to attract, retain and motivate a high-performing and high-potential management team.

II.	MIP Program Period

This program is in effect from January 1, 2015 through December 31, 2015. The program is subject to adjustment by the Company at any time during or after the program period. In the event of a program adjustment, an addendum will be published to inform eligible participants.

III.	MIP Participation and Eligibility

Participation and eligibility are determined by the MIP Compensation Committee at its sole discretion. No individual is automatically included in the MiMedx 2015 MIP. Only those individuals approved by the Compensation Committee and confirmed in writing are eligible. Verbal comments or promises to any employee or past practices are not binding on MiMedx or any of its divisions or subsidiaries in any manner.

Terminated Employees: If a participant terminates from the Company, the following guidelines will be used for all voluntary or involuntary terminations as well as terminations due to a Reduction in Force: Incentives are only earned by employees in good standing on the date payment is made. Participants terminating employment prior to the date of payment are not eligible for any incentive payment, regardless of the reason for termination of employment.

First Time Participants: New management employees hired or promoted into an eligible position will be able to begin participating in the MIP on the first day of the first full month in the eligible position. The Base Bonus will be prorated based on the number of months employed in the eligible position. No incentives will be earned or paid for new hires beginning employment after September 30, 2015.

Existing Participants: Participants who transfer during the period January 1, 2015, through December 31, 2015, from one MIP eligible position to another MIP eligible position, having either a higher or lower Base Bonus, will begin participating at the new MIP level on the first day of the first full month in the new position. The participant’s Base Bonus will be prorated for the months employed in each eligible position.

Leave of Absence: Participants who have been on an approved leave of absence for medical or other reasons for greater than 60 cumulative days during the year will receive a prorated portion of their earned Base Bonus. The earned Base Bonus for participants on approved leaves of absence of less than 60 cumulative days will not be prorated based on the period of approved leave. Participants who have been on an approved leave of absence for medical or other reasons for greater than 120 cumulative days during the year will not be eligible to earn any amount of MIP for the year.

IV.	MIP Administration

2015 MiMedx MIP

The Executive Compensation Committee will be responsible for the methods of calculation and administration of the Plan. The Executive Compensation Committee will be comprised of the Chairman & Chief Executive Officer; President & Chief Operating Officer; Chief Financial Officer; and Senior Vice President Administration.

The Company may change the plan from time to time in any respect. All decisions made on behalf of the Company by the MiMedx Board of Directors or the Executive Compensation Committee relative to the plan are final and binding. The determination of compliance with the individual objectives established under the plan for an employee shall be made by the Executive Compensation Committee in its sole discretion.

V.	MIP Incentive Determination and Payment

The 2015 MIP provides for the determination of a Base Bonus expressed as a percentage of the participant’s annual salary in effect at the end of the program period or the end of each respective period when a participant transfers from one MIP eligible position to another.

Participants approved for MIP participation as of January 1, 2015, are eligible for a full year’s participation not subject to proration in accordance with the provisions hereof. All incentives earned under the MIP will be measured and paid annually.

Earned incentives are paid primarily in the form of cash compensation. However, at the sole discretion of the MiMedx Board of Directors, payment of earned incentives may be made in the form of equivalent value stock options and/or restricted stock, provided the total amount of the earned incentive paid in the form of cash compensation is no less than fifty percent (50%) of the total earned incentive amount.

VI.	MIP Participants

The 2015 MIP participants include the CEO, plus the direct reports to the CEO and COO.

VII.	MIP Method of Calculation

Each participant’s incentive will be calculated based on the achievement of financial targets and individual objectives. Base bonus for all MIP participants is divided into two financial components and an individual objectives component. 80% of the base bonus is allocated to 2015 Revenue performance (“Revenue”); 10% is allocated to 2015 MiMedx Earnings Before Interest, Taxes, Depreciation, Amortization and Share Based Compensation Expense performance(“EBITDA”); and 10% is allocated to individual objectives performance (“Individual Objectives”).

The financial thresholds for 2015 Revenue and 2015 EBITDA indicate the level of respective performance where partial payouts commence. Increased partial payouts are indicated for respective 2015 Revenue and 2015 EBITDA performance above the financial threshold and below the financial target. The respective 2015 Revenue and 2015 EBITDA targets indicate the point at which the respective target base bonuses are earned. Provided a minimum EBITDA Threshold is achieved, each partial level of payout and target base bonus payout is determined independent of the other.
EBITDA Performance
MiMedx EBITDA performance has 6 designated levels at which specific portions of the EBITDA component (up to 100% of the EBITDA target) are funded for payout.

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Financial Gatekeeper: MiMedx EBITDA component is a gatekeeper for the Revenue component and the individual objectives component. If EBITDA performance is unfavorable to the EBITDA Threshold, no payout for EBITDA performance, as well as Revenue performance or individual objectives performance can be made. If EBITDA performance is favorable to the EBITDA Threshold, the Revenue component and the Individual Objectives component are paid out independent of and in addition to the EBITDA component.

2015 MiMedx MIP

Revenue Performance
The Revenue performance has 6 designated levels at which specific portions of the Revenue component (up to 100% of the Revenue target) are funded for payout. The Revenue performance also has an additional 6 designated levels (levels 7 through 12 in the table below) above 100% of the Revenue target at which an excess bonus is funded for payout.

Revenue Performance Excess Bonus
If Revenue performance is greater than 100% of the Revenue Target (Level 6 in the Revenue performance table below), the participant may earn an Excess Bonus. The excess bonus is earned for each level of designated revenue performance at the excess percentage of the Revenue component plus the same excess percentage of the earned EBITDA component and the earned Individual Objectives component (levels 7 through 12 in the Revenue performance table below). An Excess Bonus cannot exceed two (2) times a participant’s Base Bonus amount.
Individual Objectives Performance
If EBITDA performance is less than the EBITDA Threshold (Level 1 is the EBITDA performance table below), no amounts can be earned for this component of the MIP. If MiMedx EBITDA performance is at or favorable to the EBITDA Threshold (Level 1 in the EBITDA performance table below) the participant is eligible to earn a portion or all of the Base Bonus allocated to the Individual Objectives component. If all of the individual objectives are achieved, the participant may earn the full Base Bonus amount allocated to the Individual Objectives component of the MIP. If some, but not all, of the individual objectives are attained, a partial amount of the Base Bonus allocated to the individual objectives component may be earned on a proportionate basis.

A table summary of the MIP calculations is as follows:
EBITDA Performance and Portions of EBITDA Component Funded

◦	EBITDA < Level 1 = no incentive earned for any MIP component

◦	EBITDA at Level 1 = 10% of EBITDA (plus earned Revenue and Individual Objectives)

◦	EBITDA at Level 2 = 25% of EBITDA (plus earned Revenue and Individual Objectives)

◦	EBITDA at Level 3 = 50% of EBITDA (plus earned Revenue and Individual Objectives)

◦	EBITDA at Level 4 = 75% of EBITDA (plus earned Revenue and Individual Objectives)

◦	EBITDA at Level 5 = 90% of EBITDA (plus earned Revenue and Individual Objectives)

◦	EBITDA at Level 6 = 100% of EBITDA (plus earned Revenue and Individual Objectives)

◦	EBITDA > Level 6 = 100% of EBITDA (plus earned Revenue and Individual Objectives)

▪	For EBITDA performance greater that the EBITDA target, an Excess Bonus may only be funded based upon Revenue performance greater than 100% of revenue target as described below.
Revenue Performance and Portions of Revenue Component Funded

◦	Revenue < Level 1 = no incentive earned for Revenue component.

◦	Revenue at Level 1 = 15% of Revenue (plus earned EBITDA and earned Ind. Objectives)

◦	Revenue at Level 2 = 40% of Revenue (plus earned EBITDA and earned Ind. Objectives)

◦	Revenue at Level 3 = 60% of Revenue (plus earned EBITDA and earned Ind. Objectives)

◦	Revenue at Level 4 = 80% of Revenue (plus earned EBITDA and earned Ind. Objectives)

◦	Revenue at Level 5 = 95% of Revenue (plus earned EBITDA and earned Ind. Objectives)

◦	Revenue at Level 6 = 100% of Revenue (plus earned EBITDA and earned Ind. Objectives)

◦	Revenue at Level 7 = 110% of Revenue and 110% of earned EBITDA and earned Ind. Obj.

◦	Revenue at Level 8 = 125% of Revenue and 125% of earned EBITDA and earned Ind. Obj.

◦	Revenue at Level 9 = 140% of Revenue and 140% of earned EBITDA and earned Ind. Obj.

◦	Revenue at Level 10 = 160% of Revenue and 160% of earned EBITDA and earned Ind. Obj.

◦	Revenue at Level 11 = 190% of Revenue and 190% of earned EBITDA and earned Ind. Obj.

2015 MiMedx MIP

◦	Revenue at Level 12 = 200% of Revenue and 200% of earned EBITDA and earned Ind. Obj.

▪	The maximum MIP amount is limited to two (2) times the participant’s Base Bonus.

VIII.	MIP Other Amounts

As determined by the MiMedx Board of Directors in its sole discretion, a participant may be eligible to earn a portion of the participant’s Base Bonus allocated to EBITDA performance that may exceed the amount as calculated above provided the EBITDA performance is favorable to the specified EBITDA Threshold.

IX.	MIP Miscellaneous

Nothing in the MIP shall be deemed to constitute a contract for the continuance of employment of the participants or bring about a change of status of employment. Neither the action of the Company in establishing this program, nor any provisions hereof, nor any action taken by the Company shall be construed as giving any employee the right to be retained in the employ of the Company for any period of time, or to be employed in any particular position, or at any particular rate of remuneration.

Further, nothing contained herein shall in any manner inhibit the day-to-day conduct of the business of the Company and its subsidiaries, which shall remain within the sole discretion of management of the Company; nor shall any requirements imposed by management or resulting from the conduct of the business of the Company constitute an excuse for, or waiver from, compliance with any goal established under this plan.

No persons shall have any right, vested or contingent, or any claim whatsoever, to be granted any award or receive any payment hereunder, except payments of awards determined and payable in accordance with the specific provisions hereof or pursuant to a specific and properly approved agreement regarding the granting or payment of an award to a designated individual.

Neither this program, nor any payments pursuant to this program, shall affect, or have any application to, any of the Company’s life insurance, disability insurance, PTO, medical or other related benefit plans, whether contributory or non-contributory on the part of the employee except as may be specifically provided by the terms of the benefit plan.

All payments pursuant to this program are in gross amounts less applicable withholdings.

MiMedx reserves the right to apply a participant’s incentive payment against any outstanding obligations owed to the Company.